EXHIBIT (11)



                        PHH CORPORATION AND SUBSIDIARIES

          Information Used in the Computation of Net Income Per Share


                                                      Nine Months Ended January 31,

(In thousands except per share data)                     1997               1996
                                                         ----               ----
NET INCOME - as reported                              $  75,313          $ 57,347
                                                       ========            ======

Weighted average number of shares outstanding            34,845            34,216

Give effect to the exercise of dilutive options
      determined under the treasury stock method            881               656

Reflect the period-end market price when greater
     than the average market price during the
     quarter                                                486               250
                                                       --------            ------

Number of shares used in the computation of net
     income per share                                    36,212            35,122
                                                         ======            ======

NET INCOME PER SHARE                                  $    2.08          $   1.63
                                                       =========          =======

                                      -17-